FOR IMMEDIATE RELEASE

CURTISS-WRIGHT REPORTS FIRST QUARTER 2007 FINANCIAL
RESULTS; INCREASES GUIDANCE
- - -

Sales increase 18%; Operating Income up 43%; Net Earnings up 59%
Backlog at Record Level

ROSELAND, NJ – April 26, 2007 – Curtiss-Wright Corporation (NYSE: CW) today reports financial results for the quarter ended March 31, 2007. The highlights are as follows:

•	Net sales for the first quarter of 2007 increased 18% to $332.6 million from $282.6 million in the first quarter of 2006.

•	Operating income in the first quarter of 2007 increased 43% to $35.1 million from $24.6 million in the first quarter of 2006.

•	Net earnings for the first quarter of 2007 increased 59% to $19.5 million, or $0.44 per diluted share, from $12.3 million, or $0.28 per diluted share, in the first quarter of 2006.

•	New orders received in the first quarter of 2007 were $392.7 million, up 1% compared to the first quarter of 2006.

•	Backlog reached a new record high level of $936.3 million at March 31, 2007, up 7% from
$875.5 million at December 31, 2006.

Curtiss-Wright Corporation, Page 2

“We are pleased to report a great start to 2007 with strong revenue growth along with increased operating income, net earnings, and cash flow from operations in the first quarter of 2007,” commented Martin R. Benante, Chairman and CEO of Curtiss-Wright Corporation. “Our strong earnings performance in the first quarter was driven by improvements in operational efficiencies in our Motion Control segment, which experienced organic sales and operating income growth of 22% and 158%, respectively, compared to the prior year. In addition, our Metal Treatment segment experienced strong organic sales and operating income growth of 13% and 30%, respectively, in the first quarter of 2007. From a market perspective, our commercial sales grew 24%, led by strong organic growth of 39% in the oil and gas market and 17% in the commercial aerospace market. Our record backlog is a clear indication of the success of our products and programs and provides great momentum heading into the rest of the year. We continue to invest in a number of military and commercial development programs and have recently introduced many new products to the marketplace. We expect these investments to provide significant future opportunities and improved profitability.”

Sales

Sales growth in first quarter of 2007 was generated by strong organic growth of 14% from the prior year. This organic sales growth was driven primarily by our Motion Control and Metal Treatment segments, which experienced organic growth of 22% and 13%, respectively, compared to the prior year period. Our Flow Control segment’s organic sales increased 8% in the first quarter of 2007 as compared to the prior year period. The acquisitions made in 2006 contributed $9.6 million in incremental sales during the first quarter of 2007 over the comparable period in 2006.

In our base businesses, higher sales from our Flow Control segment to the oil and gas market, higher sales from our Motion Control segment to the commercial and defense aerospace and ground defense markets, and higher sales from our Metal Treatment segment of global shot peening and specialty coatings services, all contributed to the strong organic sales growth. Foreign currency translation favorably impacted sales by $5.0 million in the first quarter of 2007 compared to the prior year period.

Operating Income

Operating income in the first quarter of 2007 increased 43% over the comparable prior year period. Our overall operating margins improved to 10.6% in the first quarter of 2007, up 190 basis points from the prior year period. The increase in operating income was mainly due to higher sales volume and its favorable impact on fixed cost absorption, as well as efficiency improvements in our Motion Control and Metal Treatment segments. This improvement was partially offset by lower margins in our Flow Control segment due to unfavorable sales mix resulting mainly from higher development work, lower naval defense sales, and business consolidation costs. Our 2006 acquisitions lowered operating income by $0.5 million in the first quarter of 2007 due to start-up costs and ongoing business consolidation costs. Lastly, foreign currency translation favorably impacted operating income by $1.0 million for the first quarter 2007, as compared to the prior year period.

Curtiss-Wright Corporation, Page 3

Net Earnings

Net earnings for the first quarter of 2007 of $19.5 million increased 59% from the comparable prior year period. Interest expense was flat year-over-year and our other non-operating income increased by $0.6 million, mainly due to higher investment income. Our effective tax rate for the first quarter of 2007 was 36%, as compared to 37% in the first quarter of 2006.

Cash Flow

Net cash used by operating activities for the first quarter of 2007 was ($7.7) million, an improvement of 78% from ($34.2) million in the first quarter of 2006. Our 2007 Free Cash Flow, defined as cash flow from operations less capital expenditures, was ($19.8) million, a 53% improvement from ($41.9) million in the first quarter of 2006. All three operating segments experienced improved results. Overall cash conversion, defined as Free Cash Flow divided by net earnings, reached (101%) in the first quarter of 2007 as compared to (341%) in the first quarter of 2006. The improved cash flow resulted from higher earnings and more efficient working capital management.

Segment Performance

Flow Control – Sales for the first quarter of 2007 were $137.7 million, up 14% over the comparable period last year due to solid organic growth of 8% and the contribution from our 2006 acquisitions, which provided $6.5 million in incremental sales. The organic sales growth was due to higher sales to the oil and gas market, led by continued strong demand for our coker valve products, as well as higher sales to the commercial nuclear power market mainly due to the timing of refurbishment cycles and plant outages. Partially offsetting this growth was a decline in naval defense sales due to the timing of build schedules for the submarine and aircraft carrier programs. Sales of this business segment were favorably impacted by foreign currency translation of $0.4 million in the first quarter of 2007 compared to the prior year period.

Operating income for this segment decreased 8% in the first quarter of 2007 compared to the prior year period. Our 2006 acquisitions lowered operating income by $1.0 million in the first quarter of 2007 due to start-up costs and labor inefficiencies associated with our business consolidation efforts. Our organic operating income was essentially flat year-over-year as unfavorable sales mix associated with a greater degree of development work were offset by higher overall sales volume. Operating income of this business segment was minimally affected by foreign currency translation in the first quarter of 2007 compared to the prior year period.

Motion Control – Sales for the first quarter of 2007 of $131.3 million increased 22% over the comparable period last year, all from organic growth. This organic growth was due primarily to higher sales of OEM products to the commercial aerospace market and embedded computing products to the aerospace and ground defense markets. In addition, this segment had higher global sales of controllers and sensor products to the general industrial market. Sales of this business segment were favorably impacted by foreign currency translation of $2.4 million in the first quarter of 2007 compared to the prior year period.

Curtiss-Wright Corporation, Page 4

Operating income for this segment increased 158% in the first quarter of 2007 compared to the prior year period. The strong improvement was primarily driven by higher sales volume and its favorable impact on fixed cost absorption and post integration benefits in our embedded computing group. Operating income also benefited from favorable sales mix resulting from increased sales of higher margin products such as our helicopter handling systems, integrated sensors, and controllers. Operating income of this business segment was favorably impacted by foreign currency translation of $0.2 million in the first quarter of 2007 compared to the prior year period

Metal Treatment – Sales for the first quarter of 2007 of $63.7 million were 19% higher than the comparable period last year. The improvement in the first quarter of 2007 was due to organic growth of 13% and the contribution from our 2006 acquisition, which added $3.1 million in incremental sales. The organic sales growth was driven by higher global shot peening revenues to the commercial and defense aerospace markets along with strong demand in the automotive market for our specialty coatings services. Foreign currency translation favorably impacted sales by $2.2 million in the first quarter of 2007 as compared to the prior year period.

Operating income increased 35% for the first quarter of 2007 as compared to the prior year period, 30% of which was organic. Higher sales volume and its associated impact on fixed costs absorption were the main drivers for the margin improvement. Operating income of this segment was favorably impacted by foreign currency translation of $0.8 million in the first quarter of 2007 compared to the prior year period.

Mr. Benante concluded, “As we begin the year 2007, we are confident in our ability to generate long-term shareholder value by continuing to grow our sales and earnings. Much of our revenues are dependant upon customer delivery schedules which result in variability from quarter to quarter. However, our operational efficiencies were better than expected in the first quarter and, as a result, we are increasing our full year 2007 guidance to revenues in the range of $1.385 billion and $1.41 billion; operating income in the range of $168 million and $175 million; and fully diluted earnings per share in the range of $2.05 and $2.15. The revised 2007 guidance does not include any potential impact resulting from the recently announced selection of the AP-1000 design to be used in power plants by China.”

“Our backlog is strong and at a new record level. Our historical performance demonstrates our ability to execute our strategy and achieve our financial targets. We continue to experience increased demand for our new technologies, many of which are only at the beginning of their life cycles, which should continue to provide strong returns to our shareholders into the future. Our diversification strategy, the continued successful integration of our acquisitions, and ongoing emphasis on advanced technologies should continue to generate growth opportunities in each of our three business segments in 2007 and beyond.”

**********

The Company will host a conference call to discuss the first quarter 2007 results at 9:00 EST Friday, April 27, 2007. A live webcast of the call can be heard on the Internet by visiting the company’s website at www.curtisswright.com and clicking on the investor information page or by visiting other websites that provide links to corporate webcasts.

Curtiss-Wright Corporation, Page 5

(Tables to Follow)

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share data)

	Three Months Ended		Three Months
	March 31,		Change
	2007	2006	$	%

Net sales	$332,609	$282,552	$50,057	17.72%
Cost of sales	221,222	190,491	30,731	16.13%
Gross profit	111,387	92,061	19,326	20.99%

Research & development expenses	11,339	9,971	1,368	13.72%
Selling expenses	20,272	18,342	1,930	10.52%
General and administrative expenses	44,361	39,342	5,019	12.76%
Environmental remediation and administrative
expenses, net	162	(238)	400	-168.07%
Loss on sale of real estate and fixed assets	111	25	86	344.00%

Operating income	35,142	24,619	10,523	42.74%

Other income, net	884	304	580	190.79%
Interest expense	(5,500)	(5,434)	(66)	1.21%

Earnings before income taxes	30,526	19,489	11,037	56.63%
Provision for income taxes	11,023	7,211	3,812	52.86%

Net earnings	$19,503	$12,278	$7,225	58.85%

Basic earnings per share	$0.44	$0.28
Diluted earnings per share	$0.44	$0.28

Dividends per share	$0.06	$0.06

Weighted average shares outstanding:
Basic	44,150	43,636
Diluted	44,720	44,134

Curtiss-Wright Corporation, Page 6

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31,	December 31,	Change
	2007	2006	$	%
Assets
Current Assets:
Cash and cash equivalents	$100,580	$124,517	$(23,937)	-19.2%
Receivables, net	291,454	284,774	6,680	2.3%
Inventories, net	176,635	161,528	15,107	9.4%
Deferred income taxes	24,696	32,485	(7,789)	-24.0%
Other current assets	22,295	19,341	2,954	15.3%
Total current assets	615,660	622,645	(6,985)	-1.1%
Property, plant, and equipment, net	298,720	296,652	2,068	0.7%
Prepaid pension costs	60,031	92,262	(32,231)	-34.9%
Goodwill, net	414,964	411,101	3,863	0.9%
Other intangible assets, net	154,734	158,080	(3,346)	-2.1%
Other assets	11,667	11,416	251	2.2%

Total Assets	$1,555,776	$1,592,156	$(36,380)	-2.3%

Liabilities
Current Liabilities:
Short-term debt	$892	$5,874	$(4,982)	-84.8%
Accounts payable	93,634	96,023	(2,389)	-2.5%
Accrued expenses	67,139	81,532	(14,393)	-17.7%
Income taxes payable	14,187	23,003	(8,816)	-38.3%
Deferred revenue	62,253	57,305	4,948	8.6%
Other current liabilities	28,143	28,388	(245)	-0.9%
Total current liabilities	266,248	292,125	(25,877)	-8.9%
Long-term debt	358,996	359,000	(4)	0.0%
Deferred income taxes	52,670	57,055	(4,385)	-7.7%
Accrued pension & other postretirement benefit costs	40,081	71,006	(30,925)	-43.6%
Long-term portion of environmental reserves	21,023	21,220	(197)	-0.9%
Other liabilities	29,990	29,676	314	1.1%
Total Liabilities	769,008	830,082	(61,074)	-7.4%

Stockholders' Equity
Common stock, $1 par value	47,626	47,533	93	0.2%
Additional paid in capital	72,956	69,887	3,069	4.4%
Retained earnings	732,648	716,030	16,618	2.3%
Accumulated other comprehensive income	56,872	55,806	1,066	1.9%
	910,102	889,256	20,846	2.3%
Less: cost of treasury stock	123,334	127,182	(3,848)	-3.0%

Total Stockholders' Equity	786,768	762,074	24,694	3.2%

Total Liabilities and Stockholders' Equity	$1,555,776	$1,592,156	$(36,380)	-2.3%

Curtiss-Wright Corporation, Page 7

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
SEGMENT INFORMATION
(In thousands)

	Three Months Ended
	March 31,
			%
	2007	2006	Change
Sales:
Flow Control	$137,693	$121,167	13.6%
Motion Control	131,257	107,746	21.8%
Metal Treatment	63,659	53,639	18.7%

Total Sales	$332,609	$282,552	17.7%

Operating Income:
Flow Control	$9,980	$10,866	-8.2%
Motion Control	13,061	5,055	158.4%
Metal Treatment	12,970	9,580	35.4%

Total Segments	$36,011	$25,501	41.2%
Corporate & Other	(869)	(882)	-1.5%

Total Operating Income	$35,142	$24,619	42.7%

Operating Margins:
Flow Control	7.2%	9.0%
Motion Control	10.0%	4.7%
Metal Treatment	20.4%	17.9%
Total Curtiss-Wright	10.6%	8.7%

Curtiss-Wright Corporation, Page 8

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
NON-GAAP FINANCIAL DATA (UNAUDITED)
(In thousands)

	Three Months Ended
	March 31,
	2007	2006
Net Cash Used by Operating	$(7,698)	$(34,235)
Activities

Capital Expenditures	(12,069)	(7,686)

Free Cash Flow (1)	$(19,767)	$(41,921)

Cash Conversion (1)	-101%	-341%

(1) The Corporation discloses free cash flow and cash conversion because the Corporation believes that they are measurements of cash flow that are available for investing and financing activities. Free cash flow is defined as net cash flow provided by operating activities less capital expenditures. Free cash flow represents cash generated after paying for interest on borrowings, income taxes, capital expenditures, and working capital requirements, but before repaying outstanding debt and investing cash or utilizing debt credit lines to acquire businesses and make other strategic investments. Cash conversion is defined as free cash flow divided by net earnings. Free cash flow, as we define it, may differ from similarly named measures used by entities and, consequently, could be misleading unless all entities calculate and define free cash flow in the same manner.

Curtiss-Wright Corporation, Page 9

About Curtiss-Wright

Curtiss-Wright Corporation is a diversified company headquartered in Roseland, New Jersey. The Company designs, manufactures and overhauls products for motion control and flow control applications and provides a variety of metal treatment services. The firm employs approximately 6,300 people. More information on Curtiss-Wright can be found at www.curtisswright.com.

###

Certain statements made in this release, including statements about future revenue, organic revenue growth, quarterly and annual revenue, net income, organic operating income growth, future business opportunities, cost saving initiatives, and future cash flow from operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements present management's expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Such risks and uncertainties include, but are not limited to: a reduction in anticipated orders; an economic downturn; changes in competitive marketplace and/or customer requirements; a change in government spending; an inability to perform customer contracts at anticipated cost levels; and other factors that generally affect the business of aerospace, defense contracting, electronics, marine, and industrial companies. Such factors are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and subsequent reports filed with the Securities and Exchange Commission.

This press release and additional information is available at www.curtisswright.com.

Contact:	Alexandra M. Deignan
(973) 597-4734
adeignan@curtisswright.com